Exhibit 4.2

RYB Education, Inc. -Class A Ordinary Shares (Incorporated under the laws of the Cayman Islands) Number Shares Share capital is US$1,000,000 divided into (i) 980,000,000 Class A Ordinary Shares of a par value of US$0.001 each, (ii) 10,000,000 Class B Ordinary Shares of a par value of US$0.001 each and (iii) 10,000,000 Shares of a par value of US$0.001 each THIS IS TO CERTIFY THAT is the registered holder of Shares in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED for and on behalf of the Company on by: DIRECTOR OGOES 740 AJI Rights Reserved LITHO. IN U S.A.